Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
MANAGEMENT CHANGES

FRISCO, TEXAS, February 23, 2011 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE:CRK) announced today that Mack D. Good, the Company's Chief Operating Officer, will retire effective March 15, 2011.  Mr. Good has been with Comstock for 14 years after joining Comstock in 1997 to oversee the Company's East Texas / North Louisiana district. He was named Vice President of Operations in 1999 and became Comstock's Chief Operating Officer in 2004.  "Mack has been an invaluable member of our management team during his tenure at Comstock, having overseen the growth of our exploration and development activities including our very successful Haynesville shale drilling program," stated M. Jay Allison, President and Chief Executive Officer of Comstock. Mr. Good will provide consulting services for a period of one year to the Company after his retirement.

Comstock also announced that Mark A. Williams, the Company's Engineering and Operations Manager, will become Vice President of Operations effective March 15, 2011 and will oversee the Company's Drilling and Operations, Geologic and Geophysical and Asset and Reservoir Management departments.  Mr. Williams has been with Comstock for 15 years since he joined the Company in 1996 to oversee the Company's South Texas district.  Mr. Williams has been in charge of the Drilling and Operations group since 2007.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.